Exhibit 10.1

GLOBAL NET LEASE, INC.
2024 Annual BONUS PROGRAM

1.	PURPOSE

The purpose of this Bonus Program is to (a) attract, retain and motivate employees, (b) align the compensation of the employees of the Company or its subsidiaries with the goals of the Company, by providing “at-risk” short-term performance incentive compensation opportunities in the form of performance bonuses to designated employees of the Company or its subsidiaries, and (c) reward employees for achieving Performance Goals established by the Committee as set forth in this Bonus Program.

2.	DEFINITIONS

Terms used but not otherwise defined in this Bonus Program have the meaning assigned to them in this Section:

(a)            “Board” means the Board of Directors of the Company.

(b)            “Bonus” means a cash payment made to Participant granted pursuant to, and subject to the terms of this Bonus Program.

(c)            “Bonus Program” means this Global Net Lease, Inc. 2024 Annual Bonus Program.

(d)            “Committee” means the Board or a duly appointed committee of the Board to which the Board has delegated its powers and functions hereunder.

(e)            “Company” means Global Net Lease, Inc., a Maryland corporation.

(f)            “Individual Maximum Bonus” means the maximum bonus for each Participant listed on Exhibit A hereto.

(g)            “Individual Target Bonus” means the target bonus for each Participant listed on Exhibit A hereto.

(h)            “Individual Threshold Bonus” means the threshold bonus for each Participant listed on Exhibit A hereto.

(i)            “Participant” means each eligible person listed on Exhibit A hereto, and such other employees, directors or officers of the Company or its subsidiaries, as designated by the Committee from time-to-time, in its sole discretion.

(j)            “Performance Goals” means the performance goals, criteria, formulas and standards listed on Exhibit B hereto.

3.	ADMINISTRATION

This Bonus Program shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, to make all determinations, perform all acts and exercise all powers and authority necessary or advisable to administer the Bonus Program. The Committee’s determinations and acts hereunder shall be final and binding.

4.	PERFORMANCE-BASED CASH AWARDS

(a)            AWARD GRANTS. Each Participant shall be eligible to receive a Bonus based on the Participant’s Individual Target Bonus, Individual Maximum Bonus or Individual Threshold Bonus (together, the “Bonus Tiers”) and the level of attainment of the Performance Goals, as determined by the Committee in accordance with the terms of this Bonus Program.

(b)            PAYMENT DATE. Any earned Bonuses shall be paid in calendar year 2025 (and prior to March 15, 2025) at such time(s) as determined by the Committee. Unless otherwise determined by the Committee in its sole discretion or pursuant to an effective employment agreement by and between the Company and a Participant, no Bonus or pro rata portion thereof shall be payable to any individual whose employment with the Company or its subsidiaries has ceased prior to the date(s) such Bonus is paid.

(c)            FORM OF PAYMENT. Bonuses shall be paid at the time payment is otherwise due hereunder in cash, except as otherwise provided in an effective employment agreement by and between the Company and a Participant.

5.            RECOUPMENT. All Bonuses granted or payable hereunder will be subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act Clawback Policy, and in furtherance will be subject to: (a) any compensation recapture policies adopted or established by the Board or the Committee from time to time, as the Board or Committee deems advisable, to the extent permitted by applicable law and applicable stock exchange rules, and (b) any compensation recapture policies to the extent required pursuant to any applicable law or the rules and regulations of any national securities exchange on which the shares of the Company’s stock are then traded.

6.            UNFUNDED PLAN. This Bonus Program and all Bonuses granted or payable hereunder are, individually and in the aggregate, intended to constitute an “unfunded” plan. Amounts payable pursuant to this Bonus Program will be payable from the general assets of the Company and no special or separate reserve, fund or deposit will be made to assure payment of such amounts. No Participant, beneficiary or other person will have any right, title or interest in any fund or in any specific asset of any member of the Company by reason of receiving a Bonus under this Bonus Program. Neither the acceptance of a Bonus under this Bonus Program, nor any actions taken pursuant to this Bonus Program, will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company on the one hand, and a Participant, their beneficiary or other person on the other hand.

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EXHIBIT A

[Attached]

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EXHIBIT B

Performance Goals

			Performance Range
Position	Performance Metrics	Weighting	Threshold	Target	Maximum
CEO	AFFO Per Share	40%
	Investment Grade Tenants as % Adjusted Annualized Straight Line Rent	15%
	Achievement of Synergies ($ in millions)	25%
	Individual & Role Specific Performance	20%
Other Participants	AFFO Per Share	35%
	Investment Grade Tenants as % Adjusted Annualized Straight Line Rent	15%
	Achievement of Synergies ($ in millions)	25%
	Individual & Role Specific Performance	25%

If the Performance Goals fall between the percentiles specified in the table above, the percentage of the Bonus payable shall be determined on a straight-line interpolated basis. In no event shall the percentage of the Bonus payable be more than the Participant’s Maximum Bonus set forth in Exhibit A.

For purposes of this Exhibit B:

“AFFO per Share” means net income or net loss, computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the Company, in each case determined consistently with the standards established by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective December 2018, as amended from time to time, adjusted to exclude merger and transaction costs, costs related to the 2023 proxy contest and settlement costs related to the Blackwells/Related Parties litigation, debt extinguishment costs, fire loss and other costs related to damages at the Company’s properties, further adjusted to exclude unrealized gain and loss on derivative instruments on foreign currency transactions, gain or loss on investments, amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, and equity-based compensation costs in each case determined in a manner consistent with “Adjusted Funds From Operations” as described and calculated by the Company and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Non-GAAP Financial Measures”, determined on a per-common share basis using the weighted average number of Company common shares outstanding on the applicable date as reflected in the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

“Adjusted Annualized Straight-Line Rent” means rental income calculated in accordance with GAAP on an annualized basis as of December 31, 2024, as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, under the heading “Management Discussion and Analysis of Financial Condition and Results of Operations”, under the sub-heading “Properties”, adjusted to add back the straight-line rent derived from leases in place with Investment Grade Tenants for which the underlying assets were disposed of, following approval by the Board, between January 1, 2024 and December 31, 2024. For illustration purposes, assume that actual annualized straight-line rent based on leases in place as of December 31, 2024 was $750 million, and that $400 million, or 53% of such annualized straight-line rent, was derived from leases in place with Investment Grade Tenants. However, assume further that during calendar year 2024, the Board approved the disposition of a portfolio of assets that would have generated an additional approximately $32 million in straight-line rent on an annualized basis, all from Investment Grade Tenants, if the applicable assets had been owned as of December 31, 2024. In this case, adjusted annualized straight-line rent would be equal to $750 million plus $32 million, or approximately $782 million. The total adjusted annualized straight-line rent generated from Investment Grade Tenants would equal $400 million plus $32 million, or $432 million / 55% of annualized straight-line rent ($432 million / $782 million).

“Individual & Role Specific Performance” means performance against individual and role-specific goals determined no later than 90 calendar days following the commencement of the Individual Performance Period, as determined (i) for the Company’s executive officers, by the Committee; and (ii) for Participants who are not executive officers, by the Co-Chief Executive Officers of the Company, as communicated to and approved by the Committee, and as communicated to the applicable individual Participant no later than 90 calendar days following the commencement of the Individual Performance Period. With respect to Participants whose employment commences during the Individual Performance Period, such Individual & Role Specific Performance goals will be determined and communicated to the Participant within 90 calendar days following the commencement of such Participant’s employment or service.

“Individual Performance Period” means January 1, 2024 through December 31, 2024.

“Investment Grade Tenant” means tenants who have actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade ratings (which may include actual ratings of the tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or tenants that are identified as investment grade by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring an entity’s probability of default, as of December 31, 2024. For the avoidance of doubt, the percentage of investment grade tenants shall be the percentage reported by the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

“Synergies” means (i) the sum of (a) $85.0 million (equal to the asset management and property management fees incurred by each of the Company and The Necessity Retail REIT, Inc. (referred to in this definition as “RTL”) for the year ended December 31, 2022, as reflected on the Company’s and RTL’s respective audited financial statements for the year ended December 31, 2022, and set forth on Schedule 1 hereto); plus (b) $50.1 million (equal to the amount of “General & Administrative” expenses incurred by the Company and RTL for the year ended December 31, 2022, as reflected on the Company’s and RTL’s respective audited financial statements for the fiscal year ended December 31, 2022, and set forth on Schedule 1 hereto); less (ii) the product of (a) the amount of “General & Administrative” expenses incurred by GNL for the quarter ended September 30, 2024, as reflected on the Company’s Quarterly Report on Form 10-Q as of and for the period ended September 30, 2024, and (b) four.

Notwithstanding anything herein to the contrary, the Committee shall have discretion to adjust the Performance Goals, or the metrics used to determine achievement of the Performance Goals, to reflect (A) a change in accounting standards or principles, (B) a significant acquisition or divestiture, (C) a significant capital transaction, (D) a change to or difference in the applicable fiscal year, or (E) any other unusual, nonrecurrent or other extraordinary event or item.

Schedule 1

Synergies Calculation

($ in 000’s)